UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KULICKE AND SOFFA INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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1005 Virginia Drive, Fort Washington, PA 19034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 13, 2007

THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company”) will be held on Tuesday, February 13, 2007, at 4:30 p.m. at the Doubletree Hotel, 640 W. Germantown Pike, Plymouth Meeting, Pennsylvania, for the following purposes:

1.	Election of Messrs. C. Scott Kulicke and Barry Waite as directors;

2.	Approval of the 2007 Equity Plan for Non-Employee Directors;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2007; and

4.	Transaction of such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on December 15, 2006 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.

All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, please sign and date the enclosed proxy and return it promptly in order that your stock may be voted, unless you are voting by internet or telephone. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors SUSAN WATERS Secretary

January 3, 2007

1005 Virginia Drive, Fort Washington, PA 19034

PROXY STATEMENT

January 3, 2007

The enclosed proxy is solicited by the board of directors of Kulicke & Soffa Industries, Inc. (the “Company”). We are mailing this proxy statement and the enclosed proxy on or about January 3, 2007. A copy of the Company’s 2006 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) is also enclosed but is not to be considered as proxy solicitation material.

Voting and Revocability of Proxies

Our board of directors has fixed the close of business on December 15, 2006 as the record date for determining the shareholders entitled to vote at our 2007 annual meeting of shareholders. As of the record date, there were 57,061,256 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting.

When proxies are properly dated, executed and returned, or voting is properly authorized over the internet or by telephone, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given, the common shares will be voted “FOR” the: (1) election of Messrs. C. Scott Kulicke and Barry Waite as directors; (2) approval of the 2007 Equity Plan for Non-Employee Directors; and (3) ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2007. A shareholder may revoke a proxy at any time before its use by delivering a later executed proxy or written notice of revocation to the Secretary of the Company, or by attending the annual meeting and giving notice of such revocation. Attendance at the annual meeting does not by itself constitute revocation of a proxy.

The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) the two nominees for director receiving the highest number of votes cast at the annual meeting will be elected and (ii) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to approve Item 2 and to ratify Item 3. Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, Items 2 and 3 will each be approved if more votes are cast “FOR” than “AGAINST” the respective proposals.

How You Can Vote

Shareholders of record may vote by any of the following methods:

•	Voting by internet. The website for internet voting is on the enclosed proxy card, and voting is available 24 hours a day.

•	Voting by telephone. The toll-free telephone number for voting is on the enclosed proxy card.

•	Voting by mail. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

ITEM 1 – ELECTION OF DIRECTORS

The board of directors has nominated C. Scott Kulicke and Barry Waite for re-election at the annual meeting, each to serve until the 2011 annual meeting and until his successor has been duly elected and qualified. Each shareholder who so chooses may cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and cast the whole number of votes for one candidate or distribute them among some or all candidates). At this time, only Messrs. Kulicke and Waite have been nominated for director. Persons named as proxies reserve the right to vote the proxies cumulatively, if necessary, in order to elect Messrs. Kulicke and Waite to the board of directors. If Mr. Kulicke or Mr. Waite, or both, should be unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting.

The following table provides certain information concerning Messrs. Kulicke and Waite, the nominees for re-election at the annual meeting, as well as the other directors of the Company, the executive officers of the Company named in the Summary Compensation Table contained elsewhere in this proxy statement, and the executive officers and directors of the Company as a group. Unless otherwise specified, the directors have held the positions indicated (other than directorships) for at least five years. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, or the “Exchange Act”) of the Company’s common shares identified in the table below as so owned, unless otherwise indicated.

Name, Age and Occupation	Director Since	Present Term Expires	Common Shares Beneficially Owned On December 1, 2006
			Number(1)		Percent
Directors Nominated For Re-Election
C. Scott Kulicke (57) Chairman of the Board and Chief Executive Officer of the Company.	1975	2007	1,506,908	(2)	2.6%

Barry Waite (58)

From May 1998 until his retirement in May 2002, Mr. Waite served as President and Chief Executive Officer of Chartered Semiconductor, a major wafer foundry. From 1982 to 1998, Mr. Waite held positions of increasing responsibility with Motorola Corporation, Semiconductor Products Sector, including Senior Vice President and General Manager, Europe, Middle East and Africa (1997 to 1998) and Senior Vice President and General Manager Microprocessor and Memory Technology Group (1993 to 1997). Mr. Waite also serves as a director of ZETEX PLC and Innovative Micro Technology, and is senior advisor to Investor Growth Capital, an investment fund.

	2003	2007	15,000			*

Name, Age and Occupation	Director Since		Present Term Expires	Common Shares Beneficially Owned On December 1, 2006
				Number(1)	Percent
Continuing Directors
Brian R. Bachman (61) Mr. Bachman is a private investor. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Keithley Instruments and Ultra Clean Technology.	2003		2008	9,500		*

Garrett E. Pierce (62)

Mr. Pierce has served as Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation, a developer and manufacturer of small rockets and space systems, since April 2002 and as a member of its board since August 2000. Between August 2000 and April 2002, he was Executive Vice President and Chief Financial Officer of Orbital Sciences Corporation. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and in July 1998 was also named its Chief Administrative Officer. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer of Materials Research Corporation, acquired by Sony Corporation in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.

	2005	(3)	2009	5,000		*

MacDonell Roehm, Jr. (67)

Mr. Roehm is Chairman and Chief Executive Officer of Crooked Creek Capital LLC, a provider of strategic, operational and financial restructuring services, a position he has held since 1998. From September 2002 to April 2003, Mr. Roehm also served as Chief Executive Officer of CH4 Gas Limited, a natural resources company. From 2000 to 2001, Mr. Roehm served as Chairman and Chief Executive Officer of Mackenzie-Childs Ltd., a manufacturer and retailer of furniture and home accessories. Since 1999, Mr. Roehm has served as Chairman of Australian Ventures LLC, a private equity fund. From 1994 until 1998, Mr. Roehm served as Chairman, President and Chief Executive Officer of Bill’s Dollar Stores, Inc., a chain of retail convenience stores. Before that time, he served as Managing Director of AEA Investors, Inc., a private investment firm.

	1984		2010	81,000		*

Name, Age and Occupation	Director Since	Present Term Expires	Common Shares Beneficially Owned On December 1, 2006
			Number(1)		Percent

John A. O’Steen (62)

Mr. O’Steen served as Executive Vice President, Business Development (March 2003 to May 2004), Executive Vice President of Operations (July 1998 to February 2003) and Executive Vice President (January to June 1998) of Cornerstone Brands, Inc., a consumer catalog company. From 1991 to 1998, Mr. O’Steen served as Chairman and Chief Executive Officer of Cinmar, L.P., a mail order catalog company that was acquired by the predecessor of Cornerstone Brands in September 1995. Before that time, Mr. O’Steen served as President, Chief Executive Officer and a director of Cincinnati Microwave, Inc., a manufacturer of electronic products. Mr. O’Steen also serves as a director of Riggs Heinrich Media, Inc.

	1988	2010	83,000	(2)		*

C. William Zadel (63)

In December of 2004, Mr. Zadel retired from Mykrolis Corporation. From August of 2001 until December of 2004, Mr. Zadel was Chairman and Chief Executive Officer of Mykrolis Corporation, a multinational company focused on developing, manufacturing and marketing technically advanced filtration, purification and control products for the global semiconductor industry. Mykrolis is the former microelectronics division of Millipore Corporation. Before becoming Chief Executive Officer of Mykrolis at its separation from Millipore in August 2001, Mr. Zadel was Chairman and Chief Executive Officer of Millipore since April of 1996. Mr. Zadel also serves as a director of Matritech, Inc.

	1989	2009	65,000			*

Name, Age and Occupation	Director Since	Present Term Expires	Common Shares Beneficially Owned On December 1, 2006
			Number(1)		Percent
Executive Officers
Jagdish (Jack) Belani (53) Senior Vice President of Package Materials and Corporate Marketing	—	—	241,469			*
Maurice E. Carson (49) Vice President and Chief Financial Officer	—	—	139,935			*
Bruce Griffing (56) Vice President, Engineering	—	—	53,904			*
Oded Lendner (46)(4) Senior Vice President, Package Test	—	—	—			*
Charles Salmons (51) Senior Vice President, Acquisition Integration	—	—	286,679			*
All directors, nominees and executive officers as a group (13 persons)			2,583,276	(5)	4.5%

*	Less than 1.0%
(1)	Includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 1, 2006 in the following amounts: Mr. O’Steen (63,000); Mr. Roehm (75,000); Mr. Bachman (7,500); Mr. Kulicke (763,575); Mr. Waite (15,000); Mr. Zadel (63,000); Mr. Pierce (5,000); Mr. Belani (241,227); Mr. Carson (137,625); Mr. Salmons (276,495); and Mr. Griffing (52,585).
(2)	Includes shares jointly held with the individual’s spouse in the following amounts: Mr. Kulicke (557,684) and Mr. O’Steen (2,000).
(3)	Mr. Pierce was elected by the board of directors in November 2005 to fill the vacancy in the class of 2009.
(4)	Mr. Lendner was an officer of the Company until April 1, 2006.
(5)	Includes 1,794,013 shares subject to options that are currently exercisable or exercisable within 60 days after December 1, 2006. See also footnote (1) above.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF

MESSRS. C. SCOTT KULICKE AND BARRY WAITE AS DIRECTORS.

ITEM 2 – PROPOSAL TO APPROVE THE 2007 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

On November 30, 2006, the board of directors adopted the 2007 Equity Plan for Non-Employee Directors (the “2007 Plan”), subject to shareholder approval, because the board believes that issuing common shares is essential if the Company is to continue to retain and motivate its non-employee directors upon whom the Company’s continued success depends. The board also believes that director stock ownership better aligns the interests of directors and shareholders. If the 2007 Plan is approved by shareholders, directors will become subject to the stock ownership guidelines summarized below. Up to 280,000 of the Company’s common shares (subject to adjustment in the event of stock dividends, stock splits and other similar events) may be issued under the 2007 Plan.

The following is a summary of the material features of the 2007 Plan, but is qualified in its entirety by reference to the 2007 Plan, a copy of which is included as Appendix A to this proxy statement. You are encouraged to read the 2007 Plan, as well as this summary, in their entirety.

Types of Awards

The 2007 Plan provides for the grant of common shares to each non-employee director upon his or her initial election to the board and on the first business day of each calendar quarter while serving on the board. The grant to a non-employee director upon his or her initial election to the board, and each quarterly grant, shall be that number of common shares closest in value to, without exceeding, $30,000. The amount of equity grants was determined based on non-employee director compensation in the same and similar industries. The board engaged Aon Consulting for advice and for compilation of the benchmarking data. The board of directors will review the value of the initial grant and quarterly grants on an annual basis, and may increase or decrease the value of such grants in order to provide its non-employee directors with compensation that is comparable to non-employee directors in the same and similar industries. In no event may any such increase or decrease exceed fifteen percent of the dollar amount in effect prior to the increase or decrease or exceed the number of common shares available under the 2007 Plan. The board will rely on reports from an independent third-party compensation consultant during its review.

Eligibility to Receive Grants

Only non-employee directors of the Company (currently, six of seven directors) are eligible to receive common shares under the 2007 Plan. Each non-employee director will be entitled to grants of common shares under the 2007 Plan for as long as he or she remains a non-employee director of the Company.

Administration

The 2007 Plan is administered by the management development and compensation committee of our board of directors (the “Committee”), which has the authority to interpret the 2007 Plan and to adopt, amend and repeal rules and regulations for its administration.

The Committee is required to make appropriate adjustments in connection with the number of common shares available under the 2007 Plan to reflect stock splits, stock dividends, recapitalizations and other similar changes in the Company’s capitalization.

Amendment or Termination of 2007 Plan

The board of directors may at any time amend, suspend or terminate the 2007 Plan; subject, however, to our shareholders’ approval with respect to any amendment of the 2007 Plan requiring shareholder approval under the rules of the Nasdaq Global Market.

Listing and Registration of Shares

We expect that the Company’s common shares which would be issued under the 2007 Plan will be listed on the Nasdaq Global Market. If at any time we determine, in our discretion, that the listing, registration or qualification of common shares issuable under the 2007 Plan on the Nasdaq Global Market or any other securities exchange or under the laws of any jurisdiction or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the operation of the 2007 Plan, or that we or our shareholders or non-employee directors should seek to obtain an exemption from any above-listed requirement or to continue any listing, registration, or qualification, then the grant of common shares under the 2007 Plan will be postponed unless and until the listing, registration, qualification, consent, approval, or action has been effected, obtained or taken under conditions acceptable to the Committee. In addition, a non-employee director may be required to assure us satisfactorily that his or her receipt of common shares under the 2007 Plan will be used for investment purposes and not with a view to distribution.

Stock Ownership Guidelines for Non-employee Directors

If the 2007 Plan is approved by the shareholders, the directors will become subject to the stock ownership guidelines set forth in the Company’s Corporate Governance Guidelines, a copy of which can be found at www.kns.com. The guidelines provide that each non-employee director (currently six of seven directors) should beneficially own common shares of the Company with an aggregate market value of at least $120,000. The guidelines further provide that each non-employee director is expected to meet the stock ownership target within two years after April 1, 2007.

No Further Stock Option Grants for Non-employee Directors if 2007 Plan is Approved

Directors who are not officers or employees of the Company currently participate in the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors (the “1997 Plan”), as described below under “Director Compensation.” As of December 15, 2006, there were 280,000 options to acquire common shares available for issuance under the 1997 Director Plan. If the 2007 Plan is approved, no further grants would be made under the 1997 Director Plan.

Equity Compensation Plans

The following table provides information concerning the Company’s equity compensation plans as of September 30, 2006:

		(share amounts in thousands)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	6,819	$10.67	5,196
Equity compensation plans not approved by security holders	1,171	$8.98	797

Total	7,990	$10.42	5,993

The Company’s 1999 Nonqualified Employee Stock Option Plan (the “1999 Plan”) is the only current equity compensation plan of the Company that has not been approved by shareholders. This plan was approved by the board of directors on September 28, 1999 and under the 1999 Plan only employees of the Company and its subsidiaries who are not directors or officers are eligible to receive options. The Committee administers the 1999 Plan. The exercise price of options granted under the 1999 Plan is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1999 Plan are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant.

Additional Equity Compensation Plan Information

As of December 15, 2006, there were 8,728,833 shares subject to issuance upon exercise of outstanding options or awards under all of the Company’s equity compensation plans, at a weighted average exercise price of $10.30, and with a weighted average remaining life of 5.6 years. As of December 15, 2006, there were 4,133,529 shares available for future issuance under those plans.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSAL

TO APPROVE THE 2007 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS.

ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2007. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the reappointment of PricewaterhouseCoopers LLP, the audit committee will reconsider its appointment.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Overview

The management development and compensation committee (the “Committee”) of the board of directors seeks to achieve the following goals with the Company’s executive compensation programs: to attract, motivate and retain key executives and to reward executives for value creation. The Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its shareholders.

The Company’s executive compensation program has three elements: base salary, a cash bonus plan called the Officer Incentive Compensation Plan, which was adopted in August 2005 (the “OIC Plan”), and equity incentives in the form of both performance-based stock awards granted under the 2006 Equity Plan and stock options granted under the Company’s 1998 Key Employee Stock Option Plan.

Cash incentive bonus payments and performance-based stock awards are both calculated primarily by the Company’s return on invested capital (“ROIC”) over the applicable performance measurement periods. The Company calculates ROIC as follows: operating income from continuing operations divided by adjusted net invested capital. Net invested capital is defined as total assets minus current liabilities. Total assets are adjusted for discontinued operations assets held for sale, and also exclude cash in excess of $75 million. The Committee believes that ROIC is the most useful measure of management’s effectiveness in creating value for the shareholders of the Company.

The Company measures ROIC quarterly and pays quarterly bonus payments under the OIC Plan if the Company has positive net income for the quarter. The bonus pool is funded by the Company’s ROIC performance compared to objectives set by the Committee. The Committee sets ROIC objectives under the OIC Plan relative to a benchmark that is established after evaluating the highest ROIC achieved in the Company’s industry. In fiscal 2006, officers earned OIC Plan payments for every fiscal quarter.

The Company did not award executive officers any equity incentive awards in fiscal 2006 because the Committee determined that the awards made in fiscal 2005 were sufficient for fiscal 2005 and fiscal 2006. On October 2, 2006, the Company awarded executive officers equity incentives in the form of both performance-based stock awards and stock options. The majority of the awards to officers were in the form of performance-based stock awards. The performance-based stock awards entitle officers to receive common shares in 2009, but only if certain ROIC and revenue growth targets are achieved over the three-year performance period.

Target Total Cash Compensation

Target total cash compensation for each executive is established primarily based on peer group data. The Committee included companies in the peer group that the Committee believes are competitors to the Company for executive talent. The Committee engaged Aon Consulting for advice in determining the peer group and compilation of the compensation data for the peer group companies.

Base Salary and Cash Incentive

Total cash compensation is divided into a base salary portion and a cash incentive portion. Base salary is established based on peer group data and is adjusted based on individual performance and experience. The Committee targets total cash compensation at the median for peer group companies, adjusted upward or downward by up to 20%, based on individual performance and experience. Generally, the higher the level of responsibility of the executive within the Company, the greater the portion of that executive’s target total cash compensation that consists of the cash incentive component. The Committee believes that the higher the executive’s level of responsibility within the Company, the greater the percentage of the executive’s compensation that should be tied to the Company’s performance. Target cash incentive ranges from approximately 33% to 50% of targeted total cash compensation (50% to 100% of base salary) for the executive officers.

Under the OIC Plan, each quarter, a cash award pool is funded if performance levels relative to ROIC targets set by the Committee before the beginning of the quarter are reached. The Committee sets ROIC targets relative to a benchmark that is established after evaluating the highest ROIC achieved in the Company’s industry. In addition, no awards are payable from the pool unless the Company has positive net income for the quarter. Payments are allocated from the pool based on Company, business unit and individual objectives. Executive officers earned cash incentive payments under the OIC Plan for each of the four quarters of fiscal 2006. For fiscal 2006, based upon the Company’s net income, performance relative to the ROIC targets, and Company business unit and individual objectives approved by the Committee, the Company’s named executive officers, excluding the Chief Executive Officer, earned an aggregate of $836,373. The Chief Executive officer earned an aggregate of $561,429 in OIC Plan payments for fiscal 2006.

Equity Incentive

The Company’s executive officers are eligible to receive performance-based stock and stock options granted under the Company’s equity incentive plans. If executive officers receive equity incentive grants, they are awarded annually at the first regularly scheduled meeting of the Committee in the fiscal year, which is usually held in the first week of October. Newly hired executive officers may receive sign-on grants on the first business day of the calendar month following their hire dates, if approved by the Committee. In addition, the Committee may, in its discretion, issue additional equity incentive awards to executive officers if the Committee determines the awards are necessary for retention. A copy of the equity grant Statement of Practices adopted by the Committee is available on the Company’s website at www.kns.com.

The Company did not grant any equity incentive awards to executive officers in its fiscal year ended September 30, 2006. On October 2, 2006, the Company granted performance-based stock awards and stock options to executive officers. The majority of those equity incentive awards to executive officers were performance-based stock awards. The performance-based stock awards entitle the executive officers to receive common shares of the Company on the three-year anniversary of the grant date if ROIC and revenue growth targets set by the Committee on the date of grant are met. The Committee sets these ROIC objectives relative to the Company’s cost of capital. The Committee sets revenue targets relative to the actual revenue growth during the performance period of peer companies included in the performance graph in the Company’s 2006 Annual Report to Shareholders. Executive officers will not receive the majority of shares underlying the performance-based share awards unless the Company’s ROIC exceeds its cost of capital and revenue growth exceeds the median revenue growth at the peer companies. The purpose of these grants is to align management and shareholder interests as measured by ROIC, revenue growth and the stock market’s assessment of the Company’s performance. The number of equity awards granted to each participant is determined primarily based on median award values for executives in the compensation peer group determined by the Committee as discussed above in “Target Total Cash Compensation.” The extent of existing options or stock ownership is not generally considered in granting equity awards, except that the Company sometimes grants an initial round of equity awards to newly recruited executives to provide them with some stake in the Company’s success from the commencement of their employment.

Executive officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the executive officers’ 401(k) accounts and the taxable value of certain life insurance benefits. Executive officers did not receive any other perquisites or other personal benefits or property.

Chief Executive Officer Compensation

The Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other participants in the OIC Plan. The Chief Executive Officer’s base salary for Fiscal 2006 was $528,782. The Chief Executive Officer received a cash incentive payment for fiscal 2006 under OIC Plan totaling $561,429.

The Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code (the “Code”), which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value[3] and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[4] ($)	Total ($)
C. Scott Kulicke, Chairman of the Board and Chief Executive Officer	2006	528,782	—	—	310,912	561,429	14,364	14,564	1,430,051
Maurice E. Carson, Vice President and Chief Financial Officer	2006	289,231	35,000	—	260,949	230,736	—	7,977	823,893
Jagdish (Jack) G. Belani, Senior Vice President of Package Materials and Corporate Marketing	2006	298,385	—	—	149,991	209,457	—	9,395	667,228
Bruce Griffing, Vice President, Engineering	2006	240,769	—	—	114,039	127,215	—	10,040	492,063
Oded Lendner, Vice President, Package Test[5]	2006	258,187	247,135	—	278,481	66,903	—	160,689	1,011,395
Charles Salmons, Senior Vice President, Acquisition Integration	2006	318,192	—	—	196,885	202,062	2,673	15,980	735,792

[1]	The Management Development and Compensation Committee awarded Mr. Carson and Mr. Lendner cash bonus payments for their roles in successfully divesting the Company’s test business.
[2]	There were no stock option awards to named executive officers in fiscal 2006. The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock option awards in prior fiscal years, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 8 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended September 30, 2006.
[3]	Amounts are change in pension value. There were no non-qualified deferred compensation earnings. The Company has no deferred compensation plans.
[4]	Consists of the value of 401(k) matching contributions and the taxable value of life insurance benefits. Executive officers do not receive any other prerequisites, personal benefits or property.
[5]	Mr. Lendner was an officer of the Company until April 1, 2006. The $160,689 included in the “All Other Compensation” column for Mr. Lendner includes a severance payment of $141,692 and $18,997 attributable to 401(k) matching contributions and the taxable value of life insurance benefits.

GRANTS OF PLAN-BASED AWARDS

FISCAL 2006

No awards were made in fiscal 2006 under the Company’s non-equity incentive compensation plan (the Officer Incentive Compensation Plan) that will result in future pay-outs. Awards are paid at the end of each fiscal quarter based on performance metrics for the quarter, as described above in the Compensation Discussion & Analysis. The named executive officers received the following amounts for fiscal 2006 at the end of the first, second, third and fourth fiscal quarters, respectively: Mr. Kulicke: $235,240, $134,159, $105,355, $86,675; Mr. Carson: $88,740, $92,507, $47,301, $37,188; Mr. Belani: $85,989, $48,486, $40,409, $34,572; Mr. Griffing: $48,935, $32,183, $25,309, $20,788; Mr. Lendner: $31,155, $35,748; none, none; and Mr. Salmons: $89,238, $36,551, $43,044, $33,229. The amounts reported are the actual cash awards paid for each quarter of fiscal 2006. The total amounts of these awards for fiscal 2006 are reported above in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation.

No equity incentive plan awards or other stock or option awards were made in fiscal 2006 to executive officers.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END1

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
C. Scott Kulicke	69,800	—	—	$18.41	10/14/2007
	150,600	—	—	$6.72	9/18/2008
	95,400	—	—	$12.94	9/28/2009
	110,600	—	—	$14.38	10/19/2010
	111,500	—	—	$16.12	11/20/2011
	60,750	20,250	—	$2.95	10/3/2012
	38,000	38,000	—	$12.05	10/7/2013
	58,450	116,550	—	$7.14	10/29/2014

Maurice E. Carson	75,000	25,000	—	$12.23	9/15/2013
	41,750	83,250	—	$7.14	10/29/2014

Jagdish (Jack) G. Belani	30,000	—	—	$11.16	5/21/2009
	31,200	—	—	$12.94	9/28/2009
	35,200	—	—	$14.38	10/19/2010
	43,000	—	—	$16.12	11/20/2011
	23,250	7,750	—	$2.95	10/3/2012
	20,500	20,500	—	$12.05	10/7/2013
	25,050	49,950	—	$7.14	10/29/2014
	1,668	3,332	—	$8.51	12/13/2014

Charles Salmons	9,840	—	—	$18.41	10/14/2007
	30,880	—	—	$6.72	9/18/2008
	27,800	—	—	$12.94	9/28/2009
	41,600	—	—	$14.38	10/19/2010
	42,000	—	—	$16.12	11/20/2011
	23,250	7,750	—	$2.95	10/3/2012
	20,500	20,500	—	$12.05	10/7/2013
	41,750	83,250	—	$7.14	10/29/2014

Bruce Griffing	5,000	15,000	—	$6.03	10/1/2014
	28,390	56,610	—	$7.14	10/29/2014

Oded Lender	—	—	—	$—	—

[1]	There were no outstanding stock awards at the end of fiscal 2006.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
C. Scott Kulicke	126,000	347,760	—	—
Maurice E. Carson	—	—	—	—
Jagdish (Jack) G. Belani	—	—	—	—
Bruce Griffing	—	—	—	—
Oded Lendner	141,240	195,599	—	—
Charles Salmons	12,720	42,311	—	—

PENSION BENEFITS

FISCAL 2006

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
C. Scott Kulicke, Chairman of the Board and Chief Executive Officer	Kulicke and Soffa Industries, Inc. Defined Non-Contributory Retirement Income Plan	23.25	374,006	—
Maurice E. Carson, Vice President and Chief Financial Officer	—	—	—	—
Jagdish (Jack) Belani, Senior Vice President, Package Materials and Corporate Marketing	—	—	—	—
Bruce Griffing, Vice President, Engineering	—	—	—	—
Oded Lendner, Senior Vice President, Package Test	—	—	—	—
Charles Salmons, Senior Vice President, Acquisition Integration	Kulicke and Soffa Industries, Inc. Defined Non-Contributory Retirement Income Plan	18.25	103,638	—

Pension Plan

The Company has a non-contributory defined benefit pension plan covering substantially all of its U.S. employees who were employed on September 30, 1995. Effective December 31, 1995, benefit accruals under the Company’s pension plan were frozen. Retirement benefits under this pension plan are determined under a formula based on length of service and average compensation in the three consecutive calendar years during the ten year period ended December 31, 1995, producing the highest average compensation (subject to certain Internal Revenue Code limits). Compensation for accruals earned before October 1, 1994 includes all salary or wages which are reportable to the Internal Revenue Service on Form W-2; compensation for accruals after October 1, 1994 include only base salary or wages, commissions, incentive pay, overtime pay and short-term disability pay. Unreduced benefits are available upon retirement at age 65 with reduced early retirement benefits available beginning after age 55. The Number of Years of Credited Service includes service with the Company through December 31, 2005, the plan freeze date. Total years of service for Mr. Kulicke are 34 years, and for Mr. Salmons, 29 years. The Present Value of Accumulated Benefit is determined as of September 30, 2006 using the following assumptions: discount rate of 5.75%; the RP-2000 Combined Healthy Life Mortality Table for males, with mortality improvements projected to 2005 using Scale AA; and retirement at the plan’s normal retirement age of 65 with a monthly retirement benefit payable in the form of a single life annuity.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company has Termination of Employment Agreements with its executive officers which provide that in the event of certain changes in control not approved by at least two-thirds of the incumbent board of directors, as further described in the agreements, the officer who is a party to such agreement and whose employment terminates, other than voluntarily or for cause, within 18 months after such change in control, will be entitled to termination pay equal to the lesser of a specified number of months’ target total cash compensation (base salary plus incentives) for the year in which the change in control occurs or $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code. Such agreements are all currently scheduled to expire on December 31, 2008, unless extended. The named executive officers’ Termination of Employment Agreements provide for payment of the following number of months’ target total cash compensation: Mr. Kulicke, 30 months, and Messrs. Belani, Carson, Griffing, and Salmons, 18 months. If the named executive officers had been terminated on September 30, 2006 under circumstances triggering severance payments under the Termination of Employment Agreements, the maximum severance payments would have been: Mr. Kulicke, $2,643,907; Mr. Belani, $742,500; Mr. Carson, $787,500; Mr. Griffing, $562,500; and Mr. Salmons, $779,625. Severance payments under the Termination of Employment Agreement are in lieu of any other rights to severance pay that the officer may have at the time a change of control occurs.

On March 31, 2006, the Company entered into a Severance Agreement and General Release with Oded Lendner, Senior Vice President, Package Test. Mr. Lendner’s employment terminated on March 31, 2006. Subject to the terms and conditions of the agreement, the Company agreed to pay Mr. Lendner (i) severance payments equal to 1.5 times his current annual base salary of $307,000 and (ii) an incentive bonus of $247,135, which was calculated based on the consideration received by the Company for the sale of the Company’s test business. In addition, Mr. Lendner’s options to purchase 81,530 shares of the Company’s common stock that were not vested and exercisable prior to March 31, 2006, became vested and exercisable on April 8, 2006. Mr. Lendner was permitted three months from the termination of his employment to exercise outstanding stock options. Options not exercised during the three-month period were forfeited. Mr. Ledner exercised 141,240 options prior to the expiration date, and options to acquire 125,180 shares of common stock of the Company were forfeited. Mr. Lendner’s severance agreement also included a mutual general release and an agreement by Mr. Lendner not to compete with the Company until March of 2007.

Under the Company’s 2001 Employee Stock Option Plan (“2001 Plan”), the 1998 Employee Stock Option Plan (“1998 Plan”) and the 1994 Employee Stock Option Plan (“1994 Plan”), in the event of a change in control of the Company (as defined in those plans), all outstanding options become fully vested and exercisable. Under the Company’s 1997 Director Plan, if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the common shares subject to his or her outstanding options less the amount which would be required to exercise such options. Under the Company’s 1988 Plan and 1988 Non-Qualified Stock Option Plan for Non-Officer Directors (the “1988 Director Plan”), if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the common shares subject to then exercisable options less the amount which would be required to exercise such options. Under the Company’s 2006 Equity Plan, all outstanding options, performance stock and share unit awards become fully vested upon a change of control. Upon vesting, the Management Development and Compensation Committee of the Board will cause the delivery of the shares attributable to the performance stock and shall cause the payment of the share unit awards.

Officer Severance Pay

The Company’s Officer Severance Pay policy provides for severance payments and benefits to executive officers and certain other officers of the Company whose employment is terminated by the Company without “Cause” or by reason of disability and to any officer who voluntarily terminates his or her employment for “Good Reason.” For purposes of this policy, “Cause” means (i) theft or embezzlement, (ii) indictment for a felony, (iii) material breach of the Company’s Code of Ethics, Code of Business Conduct or any written agreement between the Company and the officer, (iv) any act of dishonesty or misconduct (whether in connection with responsibilities as an officer or otherwise) that either substantially impairs the Company’s business, goodwill or reputation or substantially compromises the officer’s ability to represent the Company with employees, customers, investors, or the public, or (v) failure to perform assigned lawful duties in a satisfactory manner after the notice and cure periods provided in the policy. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 more miles away from the officer’s then current primary residence (except in connection with termination of expatriate assignments), (iv) termination of the Officer Severance Pay policy, (v) amendment or modification of such policy that materially and adversely affects the officer’s rights thereunder, or (vi) failure by any successor to the Company to expressly adopt such policy. The severance payments and benefits under the policy are as follows:

•	An amount equal to six months of base salary as of the last day of such officer’s employment, less certain deductions. However, if the officer enters into a general release in favor of the Company, the Company will instead pay an amount equal to 18 months base salary.

•	Severance payments will be paid as salary continuation payable on such officer’s regularly scheduled pay dates during the period beginning on the last day of such officer’s employment and ending on March 1 of the calendar year following such termination date. On March 1, any unpaid balance of the severance payments would be paid to the officer in a lump sum amount.

•	Continuation of participation in medical, prescription drug, dental, and vision benefit programs for 6 months after the last day of the officer’s employment (or for an aggregate of 18 months if the officer had delivered the general release). Participation would be at the same rate of premium payment by the officer applicable to current employees.

•	Continuation of eligibility to participate in Company life insurance program to a maximum of six months after the last day of the officer’s employment, subject to the agreement of the life insurance provider.

•	Vesting of stock options stops on the last day of the officer’s employment and the former officer has three months after such date to exercise vested stock options, unless different terms apply under the applicable stock option plan(s). Any entitlement to performance share awards would be determined in accordance with the terms of the applicable plan.

•	An officer would be eligible for a quarterly cash incentive award for a fiscal quarter (if awards are granted) under the Company’s OIC Plan only if the officer’s last day of employment is on or after the last day of such fiscal quarter.

Under the Policy, the Company will not pay any severance payment or benefit of any kind to an officer terminated by the Company in connection with a divestiture of a business of the Company if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes target annual cash compensation of at least 90% of his or her targeted annual cash compensation at the Company on the last day of employment. For purposes of this calculation, the Company target annual cash compensation does not include any special bonus or other amount payable or paid to officer in connection with the disposition of the of the divested business, if any. The Committee may pay additional severance to an executive officer if the Committee determines that an additional payment is in the Company’s best interests.

If named executive officers had been terminated on September 30, 2006, the maximum severance amounts due to them under the Policy would have been: Mr. Kulicke, $793,173; Mr. Belani, $450,000; Mr. Carson $450,000; Mr. Griffing, $375,000; and Mr. Salmons, $472,500.

COMPENSATION OF DIRECTORS

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Brian R. Bachman	47,333	—	39,217	(2)	—	—	—	86,550
John A. O’Steen	40,667	—	47,080	(3)	—	—	—	87,747
Garrett E. Pierce	42,000	—	12,076	(4)	—	—	—	54,076
MacDonell Roehm, Jr.	59,000	—	47,080	(5)	—	—	—	106,080
Barry Waite	44,000	—	43,361	(6)	—	—	—	87,361
C. William Zadel	48,000	—	47,080	(7)	—	—	—	95,080

(1)	The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock option awards in fiscal 2006 and prior years, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 8 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended September 30, 2006.
(2)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Bachman in fiscal 2006 was $53,734. As of September 30, 2006, Mr. Bachman had 30,000 options outstanding, of which 7,500 were exercisable.
(3)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. O’Steen in fiscal 2006 was $53,734. As of September 30, 2006, Mr. O’Steen had 88,000 options outstanding, of which 63,000 were exercisable.
(4)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Pierce in fiscal 2006 was $92,761. As of September 30, 2006, Mr. Pierce had 20,000 options outstanding, of which 0 were exercisable.
(5)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Roehm in fiscal 2006 was $53,734. As of September 30, 2006, Mr. Roehm had 100,000 options outstanding, of which 75,000 were exercisable.
(6)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Waite in fiscal 2006 was $53,734. As of September 30, 2006, Mr. Waite had 40,000 options outstanding, of which 15,000 were exercisable.
(7)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Zadel in fiscal 2006 was $53,734. As of September 30, 2006, Mr. Zadel had 88,000 options outstanding, of which 63,000 were exercisable.

Director Compensation

During fiscal 2006, directors who were not officers of the Company received a quarterly retainer of $5,000, plus $2,000 for each meeting of the board attended in person and $1,000 for each telephone meeting of the board attended. Committee Chairmen were paid an additional annual retainer of $5,000, and committee members were paid $1,000 for each committee meeting. Mr. Roehm received an additional annual retainer of $5,000 for serving as lead independent director. Directors are paid $1,000 for each executive session not held on the date of a board meeting. Directors received options to acquire 10,000 common shares upon joining the board of directors, with an exercise price equal to the fair market value on the grant date.

Each member of the board who is not also an officer or employee of the Company is eligible to participate in the Company’s 1997 Director Plan. Options to purchase 10,000 common shares are automatically granted each year under the 1997 Director Plan to each eligible director on the last trading day of February. The exercise price of all such options is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1997 Director Plan become exercisable in 25% annual increments commencing on the first anniversary of the date they were granted. If the 2007 Equity Plan for Non-employee Directors described above in this proxy statement is approved by the shareholders of the Company, no further stock option grants will be made to directors under the 1997 Director Plan. In lieu of stock option grants, under the 2007 Equity Plan for Non-Employee Directors, directors would receive grants of common shares of the Company and be subject to the stock ownership guidelines described above in this proxy statement.

CORPORATE GOVERNANCE

Board Matters

The board of directors has determined that directors Brian R. Bachman, John A. O’Steen, Garrett E. Pierce, MacDonell Roehm, Jr., Barry Waite and C. William Zadel are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the Securities and Exchange Commission (“SEC”) rules. In fiscal 2006, the board of directors met nine times, and met four times in executive session.

Each director attended all of the board and applicable committee meetings in fiscal 2006. Directors are expected to attend the annual meeting of shareholders. All of the directors attended the 2006 annual meeting of shareholders.

Committees of the Board of Directors

The board of directors has a standing audit committee, management development and compensation committee, and nominating and governance committee.

Audit Committee

During fiscal 2006, Messrs. MacDonell Roehm, Jr., Chairman, Philip V. Gerdine, Garrett E. Pierce and Barry Waite were members of the audit committee. Mr. Gerdine retired from the board effective December 31, 2005. The board elected Mr. Pierce to replace Mr. Gerdine on the audit committee effective January 1, 2006. The audit committee met 12 times during fiscal 2006. The board has determined that all audit committee members are independent (as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act). The board had also determined that Mr. Gerdine was independent (as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act). In addition, the board has determined that MacDonell Roehm, Jr., Garrett E. Pierce and Barry Waite qualify, and Philip V. Gerdine qualified, as “audit committee financial experts” as defined by the SEC in Item 401(h) of Regulation S-K. The audit committee, among other things, appoints the Company’s independent registered public accountants to serve the following fiscal year, oversees their independence and meets with them to review the scope and results of the audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the audit committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.

Management Development and Compensation Committee

During fiscal 2006, Messrs. Brian R. Bachman, Chairman, John A. O’Steen and C. William Zadel were members of the management development and compensation committee, all of whom are independent directors (as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act). The management development and compensation committee met seven times during fiscal 2006. The principal duties of the management development and compensation committee are to evaluate and approve compensation arrangements for the executive officers and senior managers of the Company, to administer the Company’s equity compensation plans, and oversee senior management succession and overall management development. The full responsibilities of the management development and compensation committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.

Nominating and Governance Committee

During fiscal 2006, the nominating and governance committee was comprised of Messrs. C. William Zadel, Chairman, Brian R. Bachman and MacDonell Roehm, Jr., all of whom are independent directors (as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange

Act). The nominating and governance committee met four times during fiscal 2006. The nominating and governance committee is responsible for (i) establishing criteria for selecting new directors, (ii) identifying, screening and recruiting new directors, (iii) recommending nominees for director to the board, and (iv) recommending to the board a set of corporate governance policies for the Company. The board considers the recommendations of the nominating and governance committee with respect to the nominations of directors to the board, but otherwise retains authority over the identification of such nominees. In fiscal 2006, the Company engaged an outside advisor to assist in identifying potential candidates to the board. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. The nominating and governance committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director must follow the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” The full responsibilities of the nominating and governance committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com.

Code of Ethics

The board has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s Code of Ethics for Senior Financial Officers is available on the Company’s website at www.kns.com.

Shareholder Communications with Directors

The board has implemented a process whereby shareholders may send communications directly to the board’s attention. Any shareholder desiring to communicate with the board, or one or more specific members thereof, should communicate in writing addressed to the Secretary of the Company. The Secretary of the Company has been instructed by the board to promptly forward all such communications to each director.

Management Development and Compensation Committee Interlocks and Insider Participation

No member of the management development and compensation committee (i) was, during fiscal 2006, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No other interlocking relationship existed between any member of the management development and compensation committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

Certain Relationships and Related Transactions

There were no related party transactions in fiscal 2006. Under its charter, the audit committee of the board of directors is responsible for reviewing any proposed related party transaction. The audit committee has adopted a policy prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Rule 404(b) of Regulation S-K under the Exchange Act.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, no persons or groups of persons (within the meaning of Section 13(d) of the Exchange Act) owned beneficially more than 5% of the outstanding common shares of the Company as of December 1, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the outstanding common shares, whom we refer to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.

Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended September 30, 2006 were made on a timely basis.

REPORT OF THE MANAGEMENT DEVELOPMENT

AND COMPENSATION COMMITTEE

The management development and compensation committee of Company’s board of directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

BRIAN R. BACHMAN, CHAIRMAN
JOHN A. O’STEEN
C. WILLIAM ZADEL

REPORT OF THE AUDIT COMMITTEE

The purpose of the audit committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The board of directors has determined that each member of the audit committee is independent (as defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Global Market, Inc. and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and is able to read and understand fundamental financial statements. In addition, the board has determined that three members of the audit committee during fiscal 2006, Garrett E. Pierce, MacDonell Roehm, Jr. and Barry Waite qualified as “audit committee financial experts” as defined by the SEC in Item 401(h) of Regulation S-K.

During fiscal 2006, the audit committee met with the senior members of the Company’s management team and the Company’s independent registered public accounting firm. The audit committee also met separately with the Company’s independent registered public accounting firm and separately with the Company’s Chief Financial Officer, Director of Internal Audit and General Counsel. At these meetings, the audit committee discussed financial management, accounting, internal controls and legal and compliance matters.

The audit committee has appointed (subject to ratification by the shareholders) PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2007 and reviewed with the Company’s financial management and the independent registered public accounting firm the overall audit scope and plans, the results of internal and external audit examinations, evaluations by the independent registered public accountants of the Company’s internal controls and the quality of the Company’s financial reporting.

The audit committee reviewed and discussed the audited financial statements included in the Company’s Annual Report with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, as well as in Management’s Discussion and Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the audit committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and independent registered public accountants their general preference for conservative policies when a range of accounting options is available.

In its meeting with representatives of the independent registered public accounting firm, the audit committee asked for and received responses to several questions that the audit committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended by Statement of Auditing Standards No. 90, “Audit Committee Communications.” The audit committee also reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accountants their independence, and concluded that the nonaudit services performed by the independent registered public accountants are compatible with maintaining their independence.

In performing all of these functions, the audit committee acts in an oversight capacity. The audit committee relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles, issuing an attestation report on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed with the SEC on December 14, 2006.

AUDIT COMMITTEE

MACDONELL ROEHM, JR., CHAIRMAN
GARRETT E. PIERCE
BARRY WAITE

AUDIT AND RELATED FEES

For the fiscal years ended September 30, 2006 and September 30, 2005, PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, billed the approximate fees set forth below:

	2006	2005
Audit Fees	$1,448,000	$1,755,000
Audit-Related Fees	$112,000	$5,000
Tax Fees	$40,000	$104,000
All Other Fees	$0	$1,400

Audit Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the integrated audit of the Company’s fiscal 2006 consolidated financial statements and internal control over financial reporting as of September 30, 2006, and assistance with and review of documents filed with the SEC, including the issuance of consents during fiscal 2006, were approximately $1,448,000. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the audit, review of the Company’s financial statements, assistance with and review of documents filed with the SEC, including the issuance of comfort letters and consents, and Section 404 attest services during fiscal 2005, were approximately $1,755,000.

Audit-Related Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for assurance and audit-related services during fiscal 2006 and 2005 were approximately $112,000 and $5,000, respectively. Audit-related fees for fiscal 2006 were primarily for due diligence associated with the Company’s acquisition of Alphasem. Audit-related fees for fiscal 2005 were for the transfer of the audit of the Company’s 401(k) plan and defined benefit pension plan from PricewaterhouseCoopers LLP to Kronick, Kalada Berdy & Co.

Tax Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for tax services during fiscal 2006 and 2005 were approximately $40,000 and $104,000, respectively. Tax related services for fiscal 2006 were associated with the audit of a foreign subsidiary tax return. Tax related services for fiscal 2005 were for employee expatriate tax consulting services and employee tax return preparation services.

All Other Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for all other services during fiscal 2006 and 2005 were $0 and approximately $1,400, respectively. During fiscal 2005, such fees were for renewal of local business licenses in Asia.

The audit committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless, (i) the service and the related fee are specifically approved in advance by the audit committee or (ii) the audit committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount.

SHAREHOLDER PROPOSALS

Proposals which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2008, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before September 5, 2007.

SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the annual meeting is November 19, 2007 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the annual meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. The Company has engaged The Proxy Advisory Group to assist in the solicitation of proxies and to provide related advice and informational support for a service fee and the reimbursement of customary disbursements, which are not expected to exceed $18,000 in the aggregate. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, proxies in the accompanying form will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was November 19, 2006).

As permitted by the Exchange Act, we may deliver only one copy of this proxy statement to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement. Shareholders residing at the same address may request delivery of only one copy of the proxy statement by directing a notice to the Director of the Investor Relations Department of the Company at the offices of the Company set forth on page 1 of this proxy statement. The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at the offices of the Company set forth on page 1 of this proxy statement.

The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2006. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at the offices of the Company set forth on page 1 of this proxy statement.

In addition, electronic copies of the Company’s fiscal 2006 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at:

http://www.kns.com/investors/proxy

after the reports are mailed to shareholders in January 2007. We are not including the information contained on our website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors SUSAN WATERS Secretary

January 3, 2007

APPENDIX A

KULICKE AND SOFFA INDUSTRIES, INC.

2007 EQUITY PLAN FOR NONEMPLOYEE DIRECTORS

KULICKE AND SOFFA INDUSTRIES, INC.

2007 EQUITY PLAN FOR NONEMPLOYEE DIRECTORS

WHEREAS, Kulicke and Soffa Industries, Inc., a Pennsylvania corporation desires to grant equity incentive awards to its non-employee directors;

NOW, THEREFORE, the Kulicke and Soffa Industries, Inc. 2007 Equity Plan for Nonemployee Directors is hereby adopted under the following terms and conditions:

SECTION 1 - PURPOSE

The Plan is intended to provide a means whereby the Company may, through the grant of Awards to Non-Employee Directors, attract and retain such individuals and motivate them to exercise their best efforts on behalf of the Company.

SECTION 2 - DEFINITIONS

The following terms, when used herein, shall have the following meanings unless otherwise required by the context:

(a) “Anniversary Date” shall mean each anniversary of the effective date of this Plan as set forth in Section 9(a).

(b) “Award” shall mean Common Stock awarded by the Company to a Non-Employee Director.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Management Development and Compensation Committee of the Board, which shall consist solely of not fewer than two directors of the Company who shall be appointed by, and serve at the pleasure of, the Board (taking into consideration the rules under section 16(b) of the Exchange Act and the rules of the securities exchange or over-the-counter market on which the Common Stock is traded) or the entire Board.

(f) “Common Stock” shall mean the common stock of the Company, no par value.

(g) “Company” shall mean Kulicke and Soffa Industries, Inc.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” shall mean the closing price of the Common Stock on a registered securities exchange or an over-the-counter market on the applicable date (or, if such exchange or market is not operating on such date, the next day on which such exchange or market is operating).

(j) “Grantee” shall mean a Non-Employee Director who has been granted an Award under the Plan.

(k) “Non-Employee Director” shall mean a director of the Company who is not an employee.

(l) “Plan” shall mean the Kulicke and Soffa Industries, Inc. 2007 Equity Plan for Non-Employee Directors as set forth herein and as amended from time to time.

(m) “Plan Year” shall mean the 12 month period beginning on the effective date of the Plan as set forth in Section 9(a) and on each Anniversary Date thereafter.

SECTION 3 - ADMINISTRATION

The Plan shall be administered by the Committee. Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. The Committee shall have full authority, subject to the terms of the Plan, to grant Awards on behalf of the Company, in accordance with the terms of the Plan. The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan and in any Award granted hereunder, in the manner and to the extent it deems desirable. The Committee also shall have the authority (1) to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify, or rescind any such rules and regulations, and (2) to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations, and interpretations shall be binding and conclusive upon the Company, its shareholders, and all Grantees, upon their respective legal representatives, beneficiaries, successors, and assigns, and upon all other persons claiming under or through any of them. Except as otherwise required by the bylaws of the Company or by applicable law, no member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

SECTION 4 - STOCK

The maximum aggregate number of shares of Common Stock that may be delivered under the Plan is 280,000 shares.

The limit in the preceding sentence shall be subject to adjustment, as described in Section 6. Shares delivered under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.

SECTION 5 - COMMON STOCK AWARDS

(a) Grant of Awards.

(1) Quarterly Grants. An Award shall be granted automatically to each Nonemployee Director on the first business day of each calendar year quarter. The shares subject to each quarterly Award shall be that number of full shares of Common Stock having a Fair Market Value on the grant date equal to, or if not equal to, closest in value to without exceeding, $30,000. This $30,000 target may be reviewed annually at the Board meeting held in November or December. In conjunction with such review, the Board shall obtain a written report from its third party compensation consultant comparing the amount of cash and equity compensation provided to nonemployee directors in like industries. If the overall compensation provided to the Company’s Nonemployee Directors is not comparable on the basis of this report, the Board may increase or decrease the award amount under this Plan in order to provide comparable overall compensation but in no event may such increase exceed fifteen percent of the dollar amount in effect prior to such increase or may the aggregate number of shares of Common Stock granted under the Plan exceed the number set forth in Section 4 above except as otherwise provided in Section 6. Any increase shall be effective on the next following Anniversary Date.

(2) One-Time Grant. In addition to the quarterly grants to which a Nonemployee Director is entitled, as described in (a)(1) above, upon his or her initial election to the Board, a Nonemployee Director shall be granted an Award for the number of full shares of Common Stock having a Fair Market Value on the date of his or her appointment to the Board equal to, or if not equal to, closest in value to without exceeding $30,000.

(b) Shareholder Rights. Each Grantee who receives an Award of Common Stock shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.

SECTION 6 - ADJUSTMENT IN CASE OF CHANGES IN COMMON STOCK

The maximum number of shares under the limit set forth in Section 4 shall be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, reverse stock split, spin-off, distribution, recapitalization, share combination or reclassification, or similar change in the capitalization of the Company.

SECTION 7 - AMENDMENT OF THE PLAN AND OUTSTANDING AWARDS

The Board, pursuant to resolution, may amend or suspend the Plan; subject, however, to the approval of shareholders with respect to any amendment for which shareholder approval is required under the rules of the exchange or market on which the Common Stock is listed or traded.

SECTION 8 - TERMINATION OF PLAN

The Board, pursuant to resolution, may terminate the Plan at any time and for any reason.

SECTION 9 - MISCELLANEOUS

(a) Effective Date. This Plan shall become effective on April 1, 2007; provided, however, that if the Plan is not approved by the shareholders of the Company within 12 months after the date the Plan was adopted by the Board, the Plan and all Awards granted hereunder shall be null and void and no additional Awards shall be granted hereunder.

(b) No Rights to Board Membership. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to continue as a member of the Board or to be nominated for re-election to the Board or limit in any way the right of the shareholders or the Board to remove a director.

(c) Indemnification of Board and Committee. Without limiting any other rights of indemnification which they may have from the Company and any Related Corporation, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company’s by-laws or Pennsylvania law.

If the Grantee so requests at the time of grant of an Award of Common Stock the certificate(s) shall be registered in the name of the Grantee and the Grantee’s spouse jointly, with right of survivorship.

(d) Listing and Registration of Shares. Each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares of Common Stock covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or that action by the Company, its shareholders, or the Grantee should be taken in order to obtain an exemption from any such requirement or to continue any such listing, registration, or qualification, no Common Stock, may be awarded, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee. Without limiting the generality of the foregoing, each Grantee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that such person is an eligible purchaser under applicable securities laws, and that the shares granted pursuant to the Award shall be for investment purposes and not with a view to distribution; certificates representing such shares may be legended accordingly.

(e) Governing Law. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of Pennsylvania (without reference to principles of conflicts of laws) shall govern the operation of, and the rights of Grantees under, the Plan, and Awards granted thereunder.

ANNUAL MEETING OF SHAREHOLDERS OF

KULICKE AND SOFFA INDUSTRIES, INC.

February 13, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯    Please detach along perforated line and mail in the envelope provided.    ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. Approval of the 2007 Equity Plan for Non-Employee Directors.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O C. Scott Kulicke O Barry Waite

3.  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007.

4.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

				☐	☐	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.
INSTRUCTION: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

KULICKE AND SOFFA INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints C. Scott Kulicke, Maurice E. Carson and David J. Anderson, and each of them, with full power of substitution, as the undersigned’s proxies to vote all the shares of common stock of Kulicke and Soffa Industries, Inc. (the “Company”) held of record by the undersigned on December 15, 2006, at the Annual Meeting of Shareholders of the Company called for February 13, 2007 and any adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

KULICKE AND SOFFA INDUSTRIES, INC.

February 13, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM EST on February 12, 2007.

¯    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. Approval of the 2007 Equity Plan for Non-Employee Directors.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O C. Scott Kulicke O Barry Waite

3.    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007.

4.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

				☐	☐	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.
INSTRUCTION: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.